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                                                     EXHIBIT (23)



                  INDEPENDENT AUDITORS' CONSENT






We consent to the incorporation by reference in McKesson Corporation Registration Statements No. 2-59503, 2-65078, 2-73514, 2-86567, 33-10383, 33-27177 and 33-44439 on Form S-8; and
Registration Statements No. 33-36755 and 33-52075 on Form S-3 of our report dated May 16, 1994 which expresses an unqualified opinion and includes an explanatory paragraph relating to the Corporation's change in its method of accounting for postemployment benefits, postretirement benefits other than pensions and environmental clean-up costs and our report dated May 16, 1994, incorporated by reference in and appearing in this Annual Report on Form 10-K of McKesson Corporation, respectively, for the year ended March 31, 1994.




/s/ Deloitte & Touche

DELOITTE & TOUCHE
San Francisco, California
June 15, 1994